Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of:
our report dated March 12, 2009 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: uncertainties which raise substantial doubt about the Company’s ability to continue as a going concern; the adoption on December 31, 2006 of the balance sheet provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Provision and Other Postretirement Plans; the adoption on January 1, 2007 of the measurement date provisions of SFAS No. 158 and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes; the change on January 1, 2008 to a preferred method for costing U.S. inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method; and the change during the year ended December 31, 2008 to a preferred method of balance sheet accounting related to cost sharing provisions associated with the Company’s other post retirement benefit obligations) relating to the financial statements and financial statement schedule of American Axle & Manufacturing Holdings, Inc. and our report dated March 12, 2009 on the effectiveness of American Axle & Manufacturing Holdings, Inc.’s internal control over financial reporting, both appearing in the Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
October 16, 2009